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EMPLOYMENT AGREEMENT

This Employment Agreement (the “Employment Agreement”), is made and entered into as of November 11, 2022, by and between P10 Intermediate Holdings, LLC (the “Company”), and Amanda Coussens (the “Executive”).

RECITALS:

WHEREAS, the Executive and the Company desire to memorialize the terms and conditions of the Executive’s employment with the Company and its affiliates by entering into an employment agreement;

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth below, it is hereby covenanted and agreed by the Company and the Executive as follows:

1.
Title and Job Duties

(a)
The Company hereby agrees to employ the Executive in the position of Chief Financial Officer and the Executive, in such capacity, agrees to the terms and conditions hereinafter set forth. In this capacity, Executive shall have the duties, authorities and responsibilities that are designated from time to time by the Company’s Chief Executive Officer (the “CEO”) and commensurate with her title. In performing her duties under this Employment Agreement, Executive shall report to the CEO and otherwise will be subject to the direction and control of the CEO.

(b)
Executive accepts such employment and agrees, during the term of her employment to: (i) devote the majority of her full business and professional time and energy to the Company; (ii) use her best efforts, skill and knowledge in the performance of her services, duties and responsibilities, and to promote the success of the Company’s business; (iii) serve the Company’s best interests faithfully, loyally, efficiently and diligently; (iv) cooperate with the reasonable and lawful directives of the Company in the furtherance of the best interests of the Company; and (v) comply with the Company’s applicable rules, policies, practices and procedures as well as all applicable laws, rules and regulations. In addition, Executive agrees to serve in such other capacities or offices to which she may be assigned, appointed or elected from time to time by the Board, including without limitation as the chief financial officer of P10, Inc. (“P10”).

(c)
Without limiting the generality of the foregoing, Executive shall not, without the written approval of the Company’s Board of Directors (the “Board”), render services of a business or commercial nature on her own behalf or on behalf of any other person, firm, or corporation, whether for compensation or otherwise, during her employment hereunder; provided that the foregoing shall not prevent Executive from (i) serving on the boards of directors of, or holding any other offices or positions in non-profit organizations and, with the prior written approval of the Board, other for-profit companies, (ii) participating in charitable, civic, educational, professional, community or industry affairs, and (iii) managing Executive’s personal investments, so long as such activities in the aggregate do not materially interfere or conflict with Executive’s duties hereunder or create a potential business or fiduciary conflict. Notwithstanding the foregoing, Executive shall be able to engage in the following activities listed in Exhibit A.

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4856-3367-9676.1

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2.
Compensation. Subject to the terms and conditions of this Employment Agreement, during the Employment Period, the Executive shall be compensated by the Company for her services as follows:

(a)
Base Salary. Executive shall receive a salary of $400,000.00 per annum (the “Base Salary”), payable in substantially equal monthly or more frequent installments and subject to normal tax withholdings. The Executive’s base salary thereafter shall be set by the Board from time to time in its sole discretion.

(b)
Bonus. Executive shall be eligible to receive an annual bonus based on the Company’s performance and the Executive having achieved performance benchmarks that shall be set jointly by the Board and the Executive each year in the context of the Executive’s review (the “Annual Bonus”). The Annual Bonus can be paid in the form of either cash, restricted stock, restricted stock units or a carried interest in the Company’s investment vehicles, at the discretion of the Board.

(c)
Equity. Executive shall be eligible to receive such additional equity compensation in such amount and on such terms as shall be determined by the sole discretion of the Compensation Committee of the Board from time to time.

(d)
Benefits. Executive shall be entitled to participate in all employee benefit plans, practices and programs maintained by the Company, as in effect from time to time that are available to other senior level executives, which includes health and dental insurance (collectively, "Employee Benefit Plans"), on a basis which is no less favorable than is provided to other senior level executives of the Company, to the extent consistent with applicable law and the terms of the applicable Employee Benefit Plans. The Company reserves the right to amend or cancel any Employee Benefit Plans at any time in its sole discretion, subject to the terms of such Employee Benefit Plan and applicable law. Any benefits available to the Executive are subject to the rules of the relevant plan or program from time to time in force. The Company reserves the right to substitute another provider of any of the benefits available to the Executive or alter the benefits available to the Executive at any time.

(e)
Vacation; Perquisites. The Executive shall be entitled to vacation in accordance with the Company’s standard vacation policy extended to employees of the Company generally, at levels commensurate with Executive’s position. The Executive shall be entitled to any other benefits and perquisites on substantially the same terms and conditions as may be awarded to the employees of the Company from time to time.

(f)
Travel and Entertainment. The Executive shall be reimbursed by the Company for all reasonable business, promotional, travel and entertainment expenses incurred or paid by the Executive during the Employment Period in the performance of her services under this Employment Agreement in accordance with the Company’s reimbursement policy and to the extent that such expenses do not exceed the amounts allocable for such expenses in budgets that are approved from time to time by the Company. In order that the Company reimburse the Executive for such allowable expenses, the Executive shall furnish to the Company, in a timely fashion, the appropriate documentation required by the Internal Revenue Code in connection with

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such expenses and shall furnish such other documentation and accounting as the Company may from time to time reasonably request.

3.
Employment Period. The terms set forth in this Employment Agreement will commence on the date hereof and remain in effect for one (1) year (the “Initial Term”) unless earlier terminated as otherwise provided in Section 4 below. The Initial Term shall automatically renew for additional one (1) year periods (each a “Renewal Year”), unless the Company or Executive has delivered written notice of non-renewal to the other party at least ninety (90) days prior to the expiration of the Initial Term or the Renewal Year, or the Employment Agreement is earlier terminated as otherwise provided in Section 4 below. For purposes of this Employment Agreement, the “Term” shall refer to the Initial Term and any Renewal Year. Notwithstanding this, the Executive’s employment with the Company shall be “at will,” meaning that either Executive or the Company shall be entitled to terminate Executive’s employment at any time and for any reason, with or without Cause, subject to the obligations in Section 5.

4.
Termination.

(a)
Termination at the Company’s Election.

(i)
For Cause. At the election of the Company, Executive’s employment may be terminated for Cause (as defined below) immediately upon written notice to Executive. For purposes of this Employment Agreement, “Cause” for termination shall mean that Executive: (A) pleads “guilty” or “no contest” to or is indicted for or convicted of a felony under federal or state law or a crime under federal or state law which involves Executive’s fraud or dishonesty; (B) in carrying out her duties, engages in conduct that constitutes gross negligence or willful misconduct; (C) engages in misconduct that causes material harm to the reputation of the Company or knowingly or recklessly engages in conduct which is demonstrably and materially injurious to the Company or any of its affiliates, monetarily or otherwise; or (D) materially breaches any term of this Employment Agreement or written policy of the Company, provided that for subsections (C) through (D), if the breach reasonably may be cured, Executive has been given at least thirty (30) days after Executive’s receipt of written notice of such breach from the Company to cure such breach. Whether or not such breach has been cured will be determined in the Board’s sole discretion.

(ii)
Upon Disability, Death or Without Cause. At the election of the Company, Executive’s employment may be terminated without Cause: (A) should Executive, by reason of any medically determinable physical or mental impairment, become unable to perform, with or without reasonable accommodation, the essential functions of her job for the Company hereunder and such incapacity has continued for a total of ninety (90) consecutive days or for any one hundred eighty (180) days in a period of three hundred sixty-five (365) consecutive days (a “Disability”); (B) upon Executive’s death (“Death”); or (C) upon thirty (30) days’ written notice to Executive for any other reason or for no reason at all (“Without Cause”).

(b)
Termination by Executive.

(i)
Voluntary Resignation or Retirement. Notwithstanding anything contained elsewhere in this Employment Agreement to the contrary, Executive may terminate her

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employment hereunder at any time and for any reason whatsoever or for no reason at all in Executive’s sole discretion by giving twenty-one (21) days’ written notice pursuant to Section 10 of this Employment Agreement (“Voluntary Resignation”), but the Company may in its sole discretion waive Executive’s continued employment or right to compensation or benefits, except as provided in Section 5(b) of this Employment Agreement, during this notice period.

(ii)
For Good Reason. At the election of the Executive, Executive’s employment may be terminated for Good Reason (as defined below) upon written notice to the Company. For purposes of this Employment Agreement, “Good Reason” shall mean the occurrence of one of the following events, without Executive’s express written consent, within one year following a Change in Control (as defined below) of the Company: (A) the material breach by the Company of any of the covenants, representations, terms or provisions hereof, including failure to pay Executive’s Base Salary or any bonus payment to which Executive is entitled within ten days of the date any such payment is due, (B) a material diminution in Executive’s title, authority, responsibilities, or duties, including reporting requirements, or (C) a relocation of the Executive’s principal place of employment to a location more than twenty-five (25) miles from the Company’s current principal place of business. Notwithstanding the foregoing, in order for Executive to terminate for Good Reason, Executive must deliver written notice of the Good Reason occurrence within thirty days of the occurrence and the Company must fail to correct such occurrence in all material respects within thirty days following written notification by Executive.

5.
Payments Upon Termination of Employment.

(a)
Termination for Cause, Death, Disability, or Voluntary Resignation. If Executive’s employment is terminated by the Company for Cause, Death or Disability or is terminated by Executive as a Voluntary Resignation, then the Company shall pay or provide to Executive the following amounts only: (i) her Base Salary accrued up to and including the date of termination or resignation, paid within such time required by applicable law; (ii) accrued, unused vacation time, paid in accordance with the Company’s written policies and applicable law; (iii) unreimbursed expenses, paid in accordance with this Employment Agreement and the Company’s written policies; and (iv) accrued benefits under any Company benefit plan, paid pursuant to the terms of such benefit plan (collectively, the “Accrued Obligations”).

(b)
Termination Without Cause or Non-Renewal by the Company or by Executive for Good Reason. If the Company terminates Executive’s employment Without Cause, Executive’s employment ends after the Company provides a notice of non-renewal, or Executive terminates her employment for Good Reason, in addition to the Accrued Obligations, the Company shall provide Executive the following: (i) a severance payment, payable in a lump sum, equal to twelve (12) months of Executive’s Base Salary, (ii) reimbursement for the Executive’s cost of COBRA premiums for health insurance continuation coverage (to the extent such premiums exceed the contributory cost for the same coverage that the Company charges active employees) for twelve months or until her right to COBRA continuation expires, whichever is shorter; provided that Executive timely elects and is eligible for COBRA coverage, (iii) the target amount of the Annual Bonus, and (iv) immediate vesting of any equity or carried interest granted to Executive. Such payment and other consideration are subject to Executive’s execution and delivery of a general waiver release of claims (that is no longer subject to revocation under applicable law) against the Company, its parents, subsidiaries and affiliates and each of their respective officers,

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directors, employees, agents, successors and assigns in a form satisfactory to the Company. All payments under this Section above shall begin to be made within sixty (60) days following Company’s receipt of executed fully effective non-revocable general release; provided, however, that to the extent required by Code Section 409A (as defined below), if the sixty (60) day period begins in one calendar year and ends in the second calendar year, all payments will be made in the second calendar year. Notwithstanding the foregoing, if the Company terminates the Executive’s employment without Cause, Executive’s employment ends after the Company provides a notice of non-renewal, or Executive terminates her employment for Good Reason, either (x) during a period of time when the Company is party to a fully executed letter of intent or a definitive corporate transaction agreement, the consummation of which would result in a Change of Control (defined below) or (y) within eighteen months following a Change of Control, then the severance payment under (i) shall equal the equivalent of eighteen (18) months of Base Salary and the reimbursement under (ii) shall continue for eighteen (18) months (“Change of Control Payment”).

(c)
If Executive is found to have breached the restrictive covenants found in Sections 6 or 7 or violate any obligations set forth in the effective general release, the payments under Section 5(b) shall immediately cease and be forfeited, and Executive shall return any portion of the payments already paid to Executive in accordance with Section 5(b).

(d)
Change in Control. For purposes of this Employment Agreement, “Change in Control” shall be deemed to have occurred if:

(i)
any person, other than a trustee or other fiduciary holding securities under an employee benefit plan of P10 or a corporation owned directly or indirectly by the shareowners of P10 in substantially the same proportions as their ownership of stock of P10, becomes the beneficial owner, directly or indirectly, of securities of P10 representing fifty percent (50%) or more of the total voting power represented by P10’s then outstanding voting securities;

(ii)
during any period of two (2) consecutive years, individuals who at the beginning of such period constitute the Board and any new director whose election by the board of directors of P10 (the “P10 Board”) or nomination for election by P10’s shareowners was approved by a vote of a majority of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority thereof;

(iii)
the consummation of a merger or consolidation of P10 with any other corporation, other than a merger or consolidation which would result in the voting securities of P10 outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least fifty percent (50%) of the total voting power represented by the voting securities of P10 or such surviving entity outstanding immediately after such merger or consolidation; or

(iv)
the shareowners of P10 approve a plan of complete liquidation of P10 or an agreement for the sale or disposition by P10 of all or substantially all of P10’s assets.

For the avoidance of doubt, a corporate restructuring (i) whereby a new parent company is created and immediately following such transaction P10 is a direct or indirect wholly-owned subsidiary of

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such new parent company, whether through reorganization, merger, exchange or other corporate means, or (ii) in connection with or in preparation for an initial public offering, in each case, shall not be deemed to be a Change of Control.

6.
Restrictive Covenants. The Executive acknowledges and agrees that (i) the Executive has a major responsibility for the operation, development and growth of P10 and the Company’s business; (ii) as a result of the Executive’s work for P10 and the Company the Executive will have access to and be given Confidential Information (defined below) of P10 and the Company and its clients that Executive did not have access to or was not given prior to the execution of this Employment Agreement; and (iii) the agreements and covenants contained in this Section 6 are essential to protect the legitimate business interests of P10 and the Company and that the Company will not enter into this Employment Agreement but for such agreements and covenants. Accordingly, the Executive covenants and agrees to the following:

(a)
Confidential Information.

(i)
Executive understands that during her employment, she may have access to unpublished and otherwise confidential information both of a technical and non-technical nature, relating to the business of the Company, P10, or any of the Company’s parents, subsidiaries, divisions, affiliates (collectively, “Affiliated Entities”), or clients, including without limitation any of their actual or anticipated business, research or development, any of their technology or the implementation or exploitation thereof, including without limitation information Executive and others have collected, obtained or created, information pertaining to clients, accounts, vendors, prices, costs, materials, processes, codes, material results, technology, system designs, system specifications, materials of construction, trade secrets or equipment designs, including information disclosed to the Company, P10, or any Affiliated Entities by others under agreements to hold such information confidential (collectively, the “Confidential Information”). Executive agrees to observe all policies and procedures of the Company, P10, and the Affiliated Entities concerning such Confidential Information. Executive further agrees not to disclose or use, either during her employment or at any time thereafter, any Confidential Information for any purpose, including without limitation any competitive purpose, unless authorized to do so by the Company in writing, except that she may disclose and use such information in the good faith performance of her duties for the Company. Executive’s obligations under this Employment Agreement will continue with respect to Confidential Information, whether or not her employment is terminated, until such information becomes generally available from public sources through no fault of Executive or any representative of Executive.

(ii)
During Executive’s employment, upon the Company’s or P10’s request, or upon the termination of her employment for any reason, Executive will immediately deliver to the Company and P10 all documents, records, files, notebooks, manuals, letters, notes, reports, customer and supplier lists, cost and profit data, e-mail, apparatus, laptops, computers, smartphones, tablets or other PDAs, hardware, software, drawings, blueprints, and any other material of the Company, P10, or any Affiliated Entities or clients, including all materials pertaining to or containing Confidential Information, and all copies of such materials, whether of a technical, business or fiscal nature, whether on the hard drive of a laptop or desktop computer, in hard copy, disk or any other format, which are in her possession, custody or control.

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(iii)
Nothing contained in this Employment Agreement, in any way, restricts or impedes the Executive from exercising protected rights to the extent that such rights cannot be waived by agreement, from preventing the disclosure of Confidential Information as may be required by applicable law or regulation, or from complying with any applicable law or regulation or a valid order or subpoena issued by a court of competent jurisdiction or an authorized government agency, provided that such compliance does not exceed that required by the law, regulation or order. The Executive hereby promises and covenants to promptly provide written notice to the Company of any such order, unless such notice is prohibited. Moreover, notwithstanding any other provision of this Employment Agreement, the Executive will not be held criminally or civilly liable under any federal or state trade secret law for any disclosure of a trade secret that: is made (1) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (2) solely for the purpose of reporting or investigating a suspected violation of law; or is made in a complaint or other document filed under seal in a lawsuit or other proceeding. If the Executive files a lawsuit for retaliation by the Company for reporting a suspected violation of law, the Executive may disclose the Company’s trade secrets to the Executive’s attorney and use the trade secret information in the court proceeding if the Executive files any document containing trade secrets under seal, and does not disclose trade secrets, except pursuant to court order.

(b)
Non-Solicitation.

(i)
The Executive further acknowledges and agrees that (1) the services, duties and responsibilities to be rendered by her to the Company under the Employment Agreement are of a special and unique character; (2) the Executive will obtain knowledge and skill relevant to the Company's industry, methods of doing business and marketing strategies by virtue of the Executive's employment; and (3) shall be given access to and training regarding the Company’s and P10’s Confidential Information as well as knowledge of its current and prospective clients, clients, vendors and suppliers.

(ii)
During Executive’s employment with the Company or its Affiliated Entities and for twelve (12) months following the termination thereof for any reason (the “Restricted Period”), the Executive shall not solicit for business or accept the business of, any person or entity who is, or was at any time within the previous twelve (12) months, a Customer (as defined below) of the Company, P10, or any of Affiliated Entities.

(iii)
Throughout the Restricted Period, the Executive shall not, directly or indirectly, employ, solicit, for employment, or otherwise contract for or hire, the services of any individual who is then an employee of or consultant to the Company, P10, or any Affiliated Entities or who was an employee or consultant of the Company, P10, or any Affiliated Entities during the twelve (12) month period preceding the termination of her employment.

(iv)
Throughout the Restricted Period, the Executive shall not take any action that could reasonably be expected to have the effect of encouraging or inducing any employee, consultant, representative, officer, or director of the Company, P10, or any Affiliated Entities to cease their relationship with the Company, P10, or any Affiliated Entities for any reason.

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(v)
For purposes of this Employment Agreement, the term “Territory” shall mean throughout the area comprising the Company’s, P10’s, or any Affiliated Entities, as applicable, market for its services and products within which area Executive was materially concerned during the twelve (12) month period prior to the termination of Executive’s employment.

(vi)
For purposes of this Employment Agreement, the term “Customer(s)” shall mean any individual, corporation, partnership, business or other entity, whether for-profit or not-for-profit, public, privately held, or owned by the United States government that is a business entity or individual with whom the Company, P10, or any Affiliated Entities has done business or with whom Executive has actively negotiated with during the twelve

(12) month period preceding the termination of Executive’s employment.

(vii)
The Company and Executive believe the limitations as to time, geographic area, and scope of activity contained in this Section 6(b) are reasonable and do not impose a greater restraint than necessary to protect the Company’s and P10’s Confidential Information, goodwill, and legitimate business interests. If any covenant, provision, agreement, or part thereof contained herein is found by a court having jurisdiction to be unreasonable in duration, geographic scope or character of restrictions, such covenant, provision agreement, or part thereof shall not be rendered unenforceable, but rather the duration, geographic scope or character of restrictions of such covenant, provision agreement or part thereof shall be deemed reduced or modified with retroactive effect to render such covenant, provision or agreement reasonable, and such covenant, provision, agreement, or part thereof shall be enforced as modified. If the court having jurisdiction will not revise the covenant, provision, agreement, or part thereof, the parties hereto shall mutually agree to a revision having an effect as close as permitted by applicable law to the provision declared unenforceable.

(viii)
In the event the Executive breaches the restrictive covenants set forth in this Section 6, then the running of the Restricted Period shall be tolled and suspended during the time period in which Executive acts in breach of this Employment Agreement.

(ix)
Executive shall provide a copy of this Employment Agreement to any prospective employer, partner, or co-venturer prior to entering into an employment, independent contractors, consultant, partnership or other business relationship with such person or entity during the Restricted Period.

7.
Representations, Warranties and Covenants of the Executive.

(a)
No Restrictive Covenants. Executive represents and warrants to the Company that she is not subject to any agreement restricting her ability to enter into this Employment Agreement and fully carry out her duties and responsibilities hereunder and that the performance by Executive of services, duties, and responsibilities under this Employment Agreement does not constitute a breach of, or otherwise contravene, the terms of any other non- competition agreement, non-solicitation agreement, employment agreement, or other agreement or policy to which the Executive is a party or otherwise bound. Executive hereby indemnifies and holds the Company harmless against any losses, claims, expenses (including reasonable attorneys’

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fees), damages or liabilities incurred by the Company as a result of a breach of the foregoing representation and warranty.

(b)
Adherence to Code of Ethics and Insider Trading Policy. The Executive represents and warrants that she has received a copy of the Company’s Code of Ethics and its Insider Trading Policy. The Executive covenants and agrees to adhere to both the Code of Ethics and the Insider Trading Policy as may be amended from time to time. The Executive acknowledges that a material violation of either the Code of Ethics or the Insider Trading Policy would constitute a material breach of this Employment Agreement.

(c)
Reasonableness of Geographic Scope and Time Limitations. The Executive acknowledges and agrees the geographic restrictions and time restrictions set forth in Section 6 of this Employment Agreement are fair, reasonable, and necessary to preserve the Company’s Confidential Information and to adequately protect the Company’s legitimate business interests and goodwill. The Executive hereby acknowledges and agrees that that compliance with this Employment Agreement is necessary to protect the Company’s Confidential Information, goodwill, and other proprietary interests of the Company and that a breach of this Employment Agreement may give rise to substantial irreparable and continuing injury to the Company which is not adequately compensable in monetary damages or at law. The Executive further acknowledges and agrees that enforcement of the restrictive covenants in this Employment Agreement are not contrary to the public health, safety and welfare and that the population of the Relevant Area is adequately served by other companies and workers performing similar duties and offering similar services.

(d)
Assignment of Intellectual Property.

(i)
Executive will promptly disclose to the Company any idea, invention, discovery or improvement, whether patentable or not (“Creations”), conceived or made by her alone or with others at any time during her employment with the Company. Executive agrees that the Company owns any such Creations, and Executive hereby assigns and agrees to assign to the Company all moral and other rights she has or may acquire therein and agrees to execute any and all applications, assignments and other instruments relating thereto which the Company deems necessary or desirable. These obligations shall continue beyond the termination of her employment with respect to Creations and derivatives of such Creations conceived or made during her employment with the Company. The Company and Executive understand that the obligation to assign Creations to the Company shall not apply to any Creation which is developed entirely on her own time without using any of the Company’s equipment, supplies, facilities, and/or Confidential Information (“Executive Creations”) unless such Creation (i) relates in any way to the business or to the current or anticipated research or development of the Company or any of its Affiliated Entities, or (ii) results in any way from her work at the Company.

(ii)
In any jurisdiction in which moral rights cannot be assigned, Executive hereby waives any such moral rights and any similar or analogous rights under the applicable laws of any country of the world that Executive may have in connection with the Creations, and to the extent such waiver is unenforceable, hereby covenants and agrees not to bring any claim, suit or other legal proceeding against the Company or any of its Affiliated Entities claiming that Executive’s moral rights to the Creations have been violated.

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(iii)
Executive agrees to reasonably cooperate with the Company, both during and after her employment with the Company, with respect to the procurement, maintenance and enforcement of copyrights, patents, trademarks and other intellectual property rights (both in the United States and foreign countries) relating to such Creations. Executive shall sign all papers, including, without limitation, copyright applications, patent applications, declarations, oaths, formal assignments, assignments of priority rights and powers of attorney, which the Company, acting reasonably, may deem necessary or desirable in order to protect its rights and interests in any Creations. Executive further agrees that if the Company is unable, after reasonable effort, to secure Executive’s signature on any such papers, any officer of the Company shall be entitled to execute such papers as her agent and attorney-in-fact and Executive hereby irrevocably designates and appoints each officer of the Company as her agent and attorney-in-fact to execute any such papers on her behalf and to take any and all actions as the Company may deem necessary or desirable in order to protect its rights and interests in any Creations, under the conditions described in this paragraph, all to the exclusion of Executive’s Creations.

8.
Remedies. The Executive acknowledges that the Company would be irreparably injured without any adequate remedy at law by a violation of the restrictive covenants contained in Sections 6 or 7, and agrees that the Company shall be entitled to obtain a temporary restraining order, and/or preliminary or permanent injunction restraining the Executive from any actual or threatened breach of the restrictive covenants contained in Sections 6 or 7, or to any other appropri- ate equitable remedy as may be required to specifically enforce any of the covenants in Sections 6 or 7. To the extent that the Company seeks injunctive relief, the Executive agrees that such injunctive may be obtained ex parte and without the posting of a bond by the Company. Any such equitable or injunctive relief shall be in addition to and not in lieu of any appropriate relief in the way of monetary damages that the parties may seek in arbitration.

9.
Waiver of Breach. The waiver by either the Company or the Executive of a breach of any provision of this Employment Agreement shall not operate as or be deemed a waiver of any subsequent breach by either the Company or the Executive. Any waiver must be in writing

10.
Notice. Any notice to be given hereunder by a party hereto shall be in writing and shall be deemed to have been given when received or, when delivered by nationally-recognized overnight carrier:
(a)
to the Executive addressed as follows: Amanda Coussens

4428 Mockingbird Parkway

Dallas, Texas 75205

(b)
to the Company addressed as follows:

P10 Intermediate Holdings, LLC 4514 Cole Avenue, Suite 1600

Dallas, TX 75205

Attention: Chief Executive Officer

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with copies to:

BakerHostetler LLP

45 Rockefeller Center, 14th Floor New York, New York 10111 Attention: Adam W. Finerman

11.
Amendment. This Employment Agreement may not be amended orally in any manner or in writing without the written consent of the Company and the Executive. No provision of this Employment Agreement may be waived, delayed, modified, terminated or otherwise impaired without the prior written consent of the Company and the Executive.

12.
Entire Agreement. This Employment Agreement embodies the entire agreement and understanding of the parties hereto in respect of the Executive’s employment with the Company contemplated by this Employment Agreement and supersedes all prior agreements, arrangements and understandings, oral or written, express or implied, between the parties with respect to such employment. Sections 6 and 7 of this Employment Agreement shall survive the termination of this Employment Agreement.

13.
Applicable Law. The provisions of this Employment Agreement shall be construed in accordance with the internal laws of the Texas.

14.
Assignment; Successors and Assigns, etc. This Employment Agreement is a personal contract and Executive may not sell, transfer, assign, pledge or hypothecate her rights, interests and obligations hereunder. Except as otherwise herein expressly provided, this Employment Agreement shall be binding upon and shall inure to the benefit of Executive and her personal representatives and shall inure to the benefit of and be binding upon the Company and its successors and assigns, except that the Company may not assign this Employment Agreement without Executive’s prior written consent, except to an acquirer of all or substantially all of the assets of the Company.

15.
Enforceability. If a court determines that any provision of this Agreement contains an invalid or unenforceable restriction, the court is requested and authorized to revise or modify such provision to include the maximum restriction allowed under applicable law. If any portion or provision of this Employment Agreement (including, without limitation, any portion or provision of any section of this Employment Agreement) shall to any extent be declared illegal or unenforceable by a court of competent jurisdiction, and cannot be modified to be enforceable, then the remainder of this Employment Agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of this Employment Agreement shall be valid and enforceable to the fullest extent permitted by law.

16.
Counterparts. This Employment Agreement may be executed in multiple counterparts, each of which shall be deemed an original and all of which together shall be considered one and the same agreement and shall become effective when one or more counterparts

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have been signed by each of the parties and delivered to the other party. Facsimile or .pdf signatures shall have the same force and effect as original signatures.

17.
Arbitration. Other than Company’s request for injunctive relief arising from a violation of the restrictive covenants in Sections 6 and 7, all disputes and disagreements arising from, relating to, or otherwise connected with this Employment Agreement, the breach of this Employment Agreement, the enforcement, interpretation or validity of this Employment Agreement, or the employment relationship (including any wage claim, claim for wrongful termination, or any claim based upon any statute, regulation, or law, including those dealing with employment discrimination or retaliation, sexual harassment, civil rights, age, or disability) that the Company may have against you or that you may have against the Company, including the determination of the scope or applicability of this Employment Agreement to arbitrate, shall be settled by arbitration administered by the Judicial Arbitration and Mediation Services (“JAMS”) pursuant to its Comprehensive Arbitration Rules and Procedures applicable at the time the arbitration is commenced. A copy of the current version of the JAMS Rules will be made available to you upon request. The Rules may be amended from time to time and are also available online https://www.jamsadr.com/rules-employment-arbitration/. Arbitration shall take place in Dallas, Texas and shall be conducted before a single arbitrator selected by and in accordance with the rules and procedures of the JAMS. The decision of the arbitrator shall be final and binding on the parties. Judgment on any award may be entered in any court having competent jurisdiction, and application may be made to such court for a judicial acceptance of the award and an order of enforcement, as the case may be. The expenses of the arbitration (including any arbitrator fees) shall be borne equally by the Executive and the Company. Each of the parties shall bear the fees and expenses of its own legal counsel.

18.
Compliance with Section 409A. This Employment Agreement is intended to comply with Section 409A or an exemption thereunder and shall be construed and administered in accordance with Section 409A. Notwithstanding any other provision of this Employment Agreement, payments provided under this Employment Agreement may only be made upon an event and in a manner that complies with Section 409A or an applicable exemption. Any payments under this Employment Agreement that may be excluded from Section 409A either as separation pay due to an involuntary separation from service or as a short-term deferral shall be excluded from Section 409A to the maximum extent possible. Notwithstanding the foregoing, the Company makes no representations that the payments and benefits provided under this Agreement comply with Section 409A and in no event shall the Company be liable for all or any portion of any taxes, penalties, interest, or other expenses that may be incurred by the Executive on account of non- compliance with Section 409A.

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DocuSign Envelope ID: C5CEDC5A-1156-4472-B2F7-648D65F325B6

IN WITNESS WHEREOF, the Executive and the Company have executed this Employment Agreement as of the date first above written.

Amanda Coussens

By: P10 Intermediate Holdings, LLC

DocuSign Envelope ID: C5CEDC5A-1156-4472-B2F7-648D65F325B6

EXHIBIT A- PERMITTED ACTIVITIES

1. Serving on the Board of Granite Ridge Resources, Inc. (GRNT), a NYSE listed company